UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2023

MSP Recovery, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39445	84-4117825
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 Le Jeune Road Floor 10
Coral Gables, Florida		33134
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (305) 614-2222

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	LIFW	The Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	LIFWW	The Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $0.0001 per share	LIFWZ	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 29, 2023, MSP Recovery, Inc. and/or certain of its subsidiaries (the "Company") entered into a membership interest purchase agreement (the "Purchase MIPA") with Hazel Holdings I LLC (together with its affiliates, "Hazel"), whereby in exchange for a purchase price of $390 million, the Company acquired from Hazel membership interests in entities that own certain claims recovery and reimbursement rights (the "Claims Purchase"). The purchase price for the Claims Purchase was funded by (i) the proceeds from the Claims Sale (as defined below), and (ii) a purchase money loan between Hazel, as lender, and the Company, as borrower, in the amount of $250 million (the "Purchase Money Loan").

In a separate transaction on March 29, 2023, the Company entered into an investment agreement and a membership interest purchase agreement (the "Sale MIPA") with Hazel, whereby in exchange for a purchase price of $150 million, Hazel acquired from the Company the membership interests in entities that own certain other claims recovery and reimbursement rights, provided that the Company and Hazel will share in the recovery proceeds therefrom in accordance with an agreed waterfall (the "Claims Sale," and together with the Claims Purchase, the "Claims Transactions").

In addition, on March 29, 2023, the Company entered into an Amended and Restated Credit Agreement (the “Working Capital Credit Agreement”) with affiliates of Hazel, as the lender and administrative agent with respect to an aggregate $80 million term loan credit facility, consisting of a Term Loan A commitment to fund up to $30 million (in multiple installments) in proceeds and a Term Loan B Commitment to fund up to $18 million (in multiple installments) in proceeds, in each case, after taking into account an original issue discount (collectively, the “Working Capital Credit Facility”). As previously reported, an initial $10 million in proceeds was drawn under the Term Loan A on March 6, 2023. At closing, on March 29, 2023, an additional $5.0 million was disbursed to the Company under the Term Loan A.

Working Capital Loans accrue interest at a Term Secured Overnight Financing Rate for 12-month interest period, plus an applicable margin of 10% per annum. Accrued interest on the Working Capital Loans is payable in kind and will be capitalized quarterly. Working Capital Loans have a stated maturity date of March 31, 2026, and Hazel may extend for up to one year in its sole discretion. The Purchase Money Loan accrues interest at a rate of 20% per annum, payable in kind or payable in cash at the Company’s discretion. The Purchase Money Loan has a maturity date of March 31, 2026, extendable up to one year in Hazel's sole discretion.

The Company is permitted to prepay the Working Capital Loans from time to time without prepayment premium. Prepayment of the Purchase Money Loans will be permitted after the prepayment or repayment of the Working Capital Loans, and such prepayment of the Purchase Money Loans may be subject to prepayment penalty, as applicable.

The Purchase Money Loan and the Working Capital Credit Agreement contains certain representations, warranties and covenants of the Company and its subsidiaries, including restrictions on debt incurrence, liens, investments, affiliate transactions, distributions and dividends, fundamental changes, certain debt prepayments and claim settlement.

Amounts borrowed and obligations under the Purchase Money Loan and the Working Capital Credit Facility are secured by a pledge of proceeds from certain claims in the Company's claims portfolio, with the lien securing the Purchase Money Loan being subordinated and junior to the lien securing the Working Capital Credit Facility. Pursuant to the Purchase Money Loan and the Working Capital Credit Agreement, the company entered into a collateral administrative agreement between the Company and Hazel, which sets forth certain arrangements between the Company and Hazel in relation to the management of the litigation of certain claims owned by the Company, the proceeds of which were pledged to Hazel to secure the Purchase Money Loan and the Working Capital Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Purchase Money Loan and the Working Capital Credit Agreement set forth in Item 1.01 above, is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP Recovery, Inc.

Date:	April 4, 2023	By:	/s/ Calvin Hamstra
Name: Calvin Hamstra Title: Chief Financial Officer